Exhibit 99.2

Entergy 639 Loyola Avenue New Orleans, LA 70113 News Release

Date:	Aug. 4, 2009

For Release:	Immediately

Contact:	Chanel Lagarde (News Media) (504) 576-4238 clagar1@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Reports Second Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported second quarter 2009 as-reported earnings of $226.8 million, or $1.14 per share, compared with $271.0 million, or $1.37 per share, for second quarter 2008. On an operational basis, Entergy’s second quarter 2009 earnings were $244.0 million, or $1.23 per share, compared with $289.2 million, or $1.46 per share, in second quarter 2008.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
As-Reported Earnings	1.14	1.37	(0.23)	2.35	2.93	(0.58)
Less Special Items	(0.09)	(0.09)	-	(0.17)	(0.09)	(0.08)
Operational Earnings	1.23	1.46	(0.23)	2.52	3.02	(0.50)

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Second Quarter 2009

•	Utility, Parent & Other’s results were modestly lower due to lower net revenue and higher expenses that offset the benefit of lower income tax expense during the quarter.
•
Entergy Nuclear’s earnings decreased as a result of lower production due to additional refueling and unplanned outage days and a significant impairment recorded on decommissioning trust fund investments.

•	Entergy’s Non-Nuclear Wholesale Assets results improved primarily as a result of lower income tax expense during the quarter.

“While financial and commodity markets present near-term challenges, we remain committed to executing on the opportunities we have at hand and creating new ones consistent with the opportunities of a changed economic climate,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “At the same time, we are very attentive to managing risks with uncertainties around the economy, markets, pending legislation and new technologies.”

Other Business Highlights

•
Entergy Texas, Inc. reached an agreement in principle that should resolve all issues in its storm recovery case through an unopposed settlement agreement. Legislation was also enacted, providing long sought clarity, mandating that all activities relating to Transition to Competition be ceased.

•	Entergy Nuclear received a pair of Top Industry Practice awards from the Nuclear Energy Institute, out of 14 industry-wide awards presented by the industry trade group each year.
•
Entergy filed a motion in its New York proceeding on its non-utility nuclear spin-off reorganization proposal requesting procedures and a schedule that would support closing the transaction this year. The Administrative Law Judges ruled that a decision on the motion would come after reviewing the amended petition expected to be filed around Aug. 10, 2009.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CDT on Tuesday, Aug. 4, 2009, with access by telephone, 719-457-2080, confirmation code 4219567. The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 4219567. The replay will also be available on Entergy’s Web site at www.entergy.com.

Utility, Parent & Other

In second quarter 2009, Utility, Parent & Other had as-reported earnings of $134.7 million, or 68 cents per share, compared to $123.4 million, or 62 cents per share, in second quarter 2008. On an operational basis, second quarter 2009 earnings were $136.8 million, or 69 cents per share, compared to $141.6 million, or 71 cents per share, in second quarter 2008. Operational results for Utility, Parent & Other in second quarter 2009 reflect lower net revenue driven primarily by a regulatory charge associated with a May 2009 Federal Energy Regulatory Commission (FERC) order. Higher expenses also contributed to lower results in the current quarter. Partially offsetting these items were benefits from lower income tax expense.

Residential sales in second quarter 2009, on a weather-adjusted basis, were nearly flat, with only a 0.2 percent decrease compared to second quarter 2008. Commercial and governmental sales, on a weather-adjusted basis, decreased 1.0 percent year over year. Industrial sales in the second quarter were down 9.7 percent compared to the same quarter of 2008.

The weak economy affected customer usage across all customer segments, most notably in the industrial sector. Industrial sales in the second quarter 2009 for large customers were led by weaknesses in chemicals, primary metals and refining. Small and mid-sized industrial customers also continue to be negatively affected by overseas competition. Excluding the regulatory charge noted above, net revenue increased modestly in part due to the fact that a significant portion of the industrial customer bill is based on a fixed charge basis that does not vary linearly with volume changes. Also, net revenue included contributions from the warmer-than-normal weather experienced at the end of the second quarter 2009 primarily reflected in unbilled sales.

Entergy Nuclear

Entergy Nuclear earned $80.2 million, or 40 cents per share, on an as-reported basis and $95.3 million, or 48 cents per share, on an operational basis in second quarter 2009, compared to $143.6 million, or 73 cents per share, on as-reported and operational bases in second quarter 2008. Entergy Nuclear’s earnings decreased as a result of a decline in revenue from lower generation due to additional refueling and unplanned outage days in the current quarter and the scheduled reduction in revenue amortization for the Palisades below-market Power Purchase Agreement. Lower operation and maintenance expense during the quarter partially offset lower revenue. In addition, Entergy Nuclear’s second quarter 2009 earnings reflect a significant impairment on decommissioning trust investments, exceeding the amount recorded in the same period last year. Finally, as-reported results were further reduced by the special item for spin-off dis-synergies.

Non-Nuclear Wholesale Assets

Entergy’s Non-Nuclear Wholesale Assets business earned $11.9 million, or six cents per share, on both as-reported and operational bases in second quarter 2009 compared to $4.0 million, or two cents per share, a year ago. Business results improved primarily due to lower income tax expense.

Outlook

As a result of financial market conditions resulting in recognition of additional decommissioning trust impairments, and further decline in power prices for Entergy Nuclear’s open position, Entergy revised its 2009 as-reported earnings guidance to a range of $6.00 to $6.60 per share. The revised as-reported estimate incorporates year-to-date spin-off expenses for outside services, in addition to projected dis-synergies associated with the spin-off of Entergy’s non-utility nuclear business and plans to enter into a nuclear services joint venture. 2009 operational earnings guidance was revised to a range of $6.20 to $6.80 per share. Entergy had previously indicated that should the current economic climate and power prices on Entergy Nuclear’s open position persist for the balance of 2009, earnings could approach the lower end of the then-guidance ranges of $6.56 to $7.16 per share on an as-reported basis and $6.70 to $7.30 per share on an operational basis.

Business Separation

On Nov. 3, 2007, Entergy’s Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy’s regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen LLC has been selected as the name for the joint venture.

Progress achieved since the last quarter update and/or current status includes:

•
Entergy has filed a motion in New York outlining enhancements to the spin-off reorganization proposal and requesting procedures and a schedule to enable the report of the presiding Administrative Law Judges (ALJs) to be issued in time for the New York Public Service Commission (NYPSC) to issue a final order no later than its regularly scheduled November meeting; ALJs have ruled that a decision on Entergy’s motion will be considered after reviewing the company’s amended petition expected to be filed in August

•	Entergy has received a six month extension of the Nuclear Regulatory Commission’s approval for the spin-off to January 28, 2010
•	Entergy and Enexus remain in a rolling readiness posture

Enexus intends to file a petition in August with the NYPSC addressing amendments to the reorganization proposal to further enhance Enexus’ already robust financial strength and flexibility, including:

•	A $1.0 billion reduction in long-term bonds to $3.5 billion
•	A commitment to reserve at least $350 million of liquidity
•	An increase in the initial cash balance left at Enexus to $750 million from the original $250 million
•
A revised reorganization plan to transfer approximately 20 percent of the Enexus shares to a trust, to be exchanged for Entergy shares on a tax-free basis within a fixed period of time following the spin-off; this exchange is commonly referred to in tax-free reorganizations as a split-off and facilitates the enhancements listed above

The state regulatory decisions and financing continue as the critical path items. The rolling readiness posture enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings, and other operations is available in Entergy’s investor news release dated Aug. 4, 2009, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations Web site at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy’s Form 10-K for the year ended December 31, 2008, (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2009, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated.  The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

-more-

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
As-Reported
Utility, Parent & Other	0.68	0.62	0.06	1.00	1.11	(0.11)
Entergy Nuclear	0.40	0.73	(0.33)	1.32	1.84	(0.52)
Non-Nuclear Wholesale Assets	0.06	0.02	0.04	0.03	(0.02)	0.05
Consolidated As-Reported Earnings	1.14	1.37	(0.23)	2.35	2.93	(0.58)

Less Special Items
Utility, Parent & Other	(0.01)	(0.09)	0.08	(0.06)	(0.09)	0.03
Entergy Nuclear	(0.08)	-	(0.08)	(0.11)	-	(0.11)
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	(0.09)	-	(0.17)	(0.09)	(0.08)

Operational
Utility, Parent & Other	0.69	0.71	(0.02)	1.06	1.20	(0.14)
Entergy Nuclear	0.48	0.73	(0.25)	1.43	1.84	(0.41)
Non-Nuclear Wholesale Assets	0.06	0.02	0.04	0.03	(0.02)	0.05
Consolidated Operational Earnings	1.23	1.46	(0.23)	2.52	3.02	(0.50)

Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)

	2009	2008	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$1,918,446	$2,524,222	(24.0)
Natural gas	28,834	53,985	(46.6)
Competitive businesses	573,509	686,064	(16.4)
Total	2,520,789	3,264,271	(22.8)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	521,071	726,836	(28.3)
Purchased power	322,919	748,203	(56.8)
Nuclear refueling outage expenses	60,234	55,840	7.9
Other operation and maintenance	696,345	710,309	(2.0)
Decommissioning	49,307	46,816	5.3
Taxes other than income taxes	122,401	125,942	(2.8)
Depreciation and amortization	260,689	247,977	5.1
Other regulatory charges – net	13,327	34,239	(61.1)
Total	2,046,293	2,696,162	(24.1)
Operating Income	474,496	568,109	(16.5)
Other Income (Deductions):
Allowance for equity funds used during construction	15,782	9,085	73.7
Interest and dividend income	58,892	47,803	23.2
Other than temporary impairment losses	(69,203)	(24,404)	183.6
Equity in earnings (loss) of unconsolidated equity affiliates	1,369	(2,572)	(153.2)
Miscellaneous - net	(14,723)	3,916	(476.0)
Total	(7,883)	33,828	(123.3)
Interest and Other Charges:
Interest on long-term debt	125,157	119,903	4.4
Other interest - net	27,487	28,030	(1.9)
Allowance for borrowed funds used during construction	(8,483)	(4,937)	71.8
Total	144,161	142,996	0.8
Income Before Income Taxes	322,452	458,941	(29.7)
Income Taxes	90,641	183,012	(50.5)
Consolidated Net Income	231,811	275,929	(16.0)
Preferred Dividend Requirements of Subsidiaries	4,998	4,975	0.5
Net Income Attributable to Entergy Corporation	$226,813	$270,954	(16.3)

Earnings Per Average Common Share
Basic	$1.16	$1.42	(18.3)
Diluted	$1.14	$1.37	(16.8)

Average Number of Common Shares Outstanding - Basic	196,105,002	191,326,928
Average Number of Common Shares Outstanding - Diluted	198,243,169	197,864,459

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)

	2009	2008	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$3,945,363	$4,570,449	(13.7)
Natural gas	102,884	143,380	(28.2)
Competitive businesses	1,261,654	1,415,176	(10.8)
Total	5,309,901	6,129,005	(13.4)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,367,060	1,267,337	7.9
Purchased power	646,174	1,368,845	(52.8)
Nuclear refueling outage expenses	117,013	107,098	9.3
Other operation and maintenance	1,341,389	1,321,577	1.5
Decommissioning	98,050	92,812	5.6
Taxes other than income taxes	256,798	234,513	9.5
Depreciation and amortization	518,541	492,962	5.2
Other regulatory charges (credits) – net	(16,147)	69,519	(123.2)
Total	4,328,878	4,954,663	(12.6)
Operating Income	981,023	1,174,342	(16.5)
Other Income (Deductions):
Allowance for equity funds used during construction	32,730	18,371	78.2
Interest and dividend income	105,278	105,740	(0.4)
Other than temporary impairment losses	(84,939)	(28,060)	202.7
Equity in loss of unconsolidated equity affiliates	(1,758)	(3,501)	(49.8)
Miscellaneous - net	(24,895)	(7,640)	225.9
Total	26,416	84,910	(68.9)
Interest and Other Charges:
Interest on long-term debt	253,123	243,047	4.1
Other interest - net	46,780	60,567	(22.8)
Allowance for borrowed funds used during construction	(18,294)	(10,053)	82.0
Total	281,609	293,561	(4.1)
Income Before Income Taxes	725,830	965,691	(24.8)
Income Taxes	253,686	376,015	(32.5)
Consolidated Net Income	472,144	589,676	(19.9)
Preferred Dividend Requirements of Subsidiaries	9,996	9,973	0.2
Net Income Attributable to Entergy Corporation	$462,148	$579,703	(20.3)

Earnings Per Average Common Share
Basic	$2.38	$3.02	(21.2)
Diluted	$2.35	$2.93	(19.8)

Average Number of Common Shares Outstanding - Basic	194,359,001	191,983,266
Average Number of Common Shares Outstanding - Diluted	198,150,768	198,101,863

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30

	2009	2008	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,100	7,372	(3.7)	(0.2)
Commercial	6,518	6,688	(2.5)	(1.0)
Governmental	577	587	(1.7)	(1.4)
Industrial	8,790	9,730	(9.7)	(9.7)
Total to Ultimate Customers	22,985	24,377	(5.7)	(4.3)
Wholesale	1,313	1,440	(8.8)
Total Sales	24,298	25,817	(5.9)

Six Months Ended June 30
	2009	2008	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	14,992	15,384	(2.5)	(1.1)
Commercial	12,711	12,926	(1.7)	(1.1)
Governmental	1,140	1,155	(1.3)	(1.5)
Industrial	16,929	19,107	(11.4)	(11.4)
Total to Ultimate Customers	45,772	48,572	(5.8)	(5.2)
Wholesale	2,700	2,729	(1.1)
Total Sales	48,472	51,301	(5.5)

June 30

	2009	2008	% Change
Electric Customers (End of period):
Residential	2,330,337	2,311,624	0.8
Commercial	330,891	328,127	0.8
Governmental	15,523	15,318	1.3
Industrial	43,864	45,427	(3.4)
Total Ultimate Customers	2,720,615	2,700,496	0.7
Wholesale	33	32	3.1
Total Customers	2,720,648	2,700,528	0.7